Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

DermTech, Inc.:

We consent to the use of our report dated April 22, 2019, with respect to the balance sheets of DermTech, Inc. as of December 31, 2018 and 2017, and the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ (deficit) equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively, the “financial statements”), included herein and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus/information statement. Our report dated April 22, 2019 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

San Diego, California

June 18, 2019